Exhibit 10.11

ENVESTNET ASSET MANAGEMENT GROUP, INC.

2004 STOCK INCENTIVE PLAN

(As amended and restated effective December 30, 2004)

ARTICLE I

GENERAL

1.1. Purpose. The Envestnet Asset Management Group, Inc. 2004 Stock Incentive Plan (the “Plan”) has been established by Envestnet Asset Management Group, Inc., a Delaware corporation (the “Company”), to (i) attract and retain key employees, (ii) motivate participating individuals by means of appropriate incentives to achieve long-range goals, (iii) provide incentive compensation opportunities that are competitive with those of other similar corporations; and (iv) further align Participants’ interests with those of the Company’s other stockholders through compensation that is based on the Company’s common stock; thereby promoting the long-term financial interest of the Company, including the growth in value of the Company’s equity and enhancement of long-term stockholder return. Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Article 9).

1.2. Participation. Subject to the terms and conditions of the Plan, the Board shall determine and designate, from time to time, from among the employees and consultants to the Company and the Related Companies, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan. In the discretion of the Board, and subject to the terms of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Except as otherwise agreed by the Company and the Participant, or except as otherwise provided in the Plan, an Award under the Plan shall not affect any previous Award under the Plan or an award under any other plan maintained by the Company or the Related Companies.

ARTICLE II

ADMINISTRATION

2.1. Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Board of Directors of the Company in accordance with this Article 2; provided, however, the Board, in its sole discretion, may delegate all or any portion of its authority under the Plan to a committee of the Board in which case references to the Board in the Plan (except with respect to the amendment and termination authority under Article 8) shall be deemed to refer to such committee.

2.2. Powers of Board. The Board’s authority to manage and control the operation and administration of the Plan shall be subject to the following:

(a)	Subject to the provisions of the Plan, the Board will have the authority and discretion to select employees and consultants to the Company who will receive

Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Article 8) to cancel or suspend Awards. In making such Award determinations, the Board may take into account the nature of services rendered by the respective individual, his or her present and potential contribution to the Company’s success and such other factors as the Board deems relevant.

(b)	The Board will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(c)	Any interpretation of the Plan by the Board and any decision made by it under the Plan is final and binding on all Participants and their beneficiaries.

2.3. Delegation by Board. Except to the extent prohibited by applicable law or the rules of any stock exchange, the Board may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to appropriate officers and employees selected by it. Any such allocation or delegation may be revoked by the Board at any time.

2.4. Information to be Furnished to Board. The Company and Related Companies shall furnish the Board with such data and information as may be required for it to discharge its duties hereunder. The records of the Company and Related Companies as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Board such evidence, data or information as the Board considers desirable to carry out the terms of the Plan.

2.5. Liability and Indemnification of Board. No member or authorized delegate of the Board shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company or any Related Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or Related Company. The Board, the individual members thereof, and persons acting as the authorized delegates of the Board under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Board or its members or authorized delegates by reason of the performance of a Board function if the Board or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

ARTICLE III

OPTIONS

3.1. Definitions. The grant of an “Option” entitles the Participant to purchase shares of Stock at a price fixed at the time the Option is granted, subject to the terms of this Article 3. Options granted under this Article 3 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Board. An “Incentive Stock Option” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Section 422(b) of the Code. A “Nonqualified Stock Option” is an Option that is not an Incentive Stock Option. To the extent that an Option intended to satisfy the requirements of Code Section 422(b) does not satisfy such requirements, such Option shall be treated as a Nonqualified Stock Option.

3.2. Eligibility. The Board shall designate the Participants to whom Options are to be granted under this Article 3 and shall determine the number of shares of Stock subject to each such Option; provided, however, that Incentive Stock Options may only be granted to officers or other employees (as defined in accordance with Section 3401(c) of the Code) of the Company or any Related Company.

3.3. Price. The determination and payment of the purchase price of a share of Stock under each Option granted under this Article 3 shall be subject to the following:

(a)	The purchase price shall be established by the Board and set forth in the applicable Option agreement, provided that:

(i)	in the case of an Incentive Stock Option, the per share purchase price shall be no less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the date of grant (or in the case of a grant to an employee (a “10% Owner”) who, at the time of the grant of such Option, owns (or is treated as owning under Section 424 of the Code) stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” thereof within the meaning of Section 424(e) and 424(f), respectively, of the Code, the per share purchase price shall be no less than one hundred ten percent (110%) of the Fair Market Value of a share on the date of grant); and

(ii)	in the case of a Nonqualified Stock Option, the per share purchase price shall be no less than eighty-five percent (85%) of the Fair Market Value of a share on the date of grant.

(b)

Subject to the following provisions of this Section 3.3, the full purchase price of each share of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of a cashless exercise arrangement approved by the Board, payment may be made as soon as practicable after the exercise) and, as soon as practicable thereafter, the shares so purchased shall be delivered to the person entitled thereto.

(c)	The purchase price shall be payable in cash, or, with the consent of the Board, in shares of Stock (valued at Fair Market Value as of the day of exercise), or any combination thereof. The Board may require that any shares of Stock tendered in payment of the purchase price have been held by the Participant at least six months.

(d)	A Participant may elect to pay the purchase price upon the exercise of an Option through a cashless exercise arrangement to the extent permitted by the Board and applicable law.

3.4. Exercise. Except as otherwise expressly provided in the Plan, an Option granted under this Article 3 shall be exercisable in accordance with the following terms of this Section 3.4:

(a)	The terms and conditions relating to exercise of an Option shall be established by the Board, and may include, without limitation, conditions relating to completion of a specified period of service or achievement of performance standards prior to exercise of the Option; provided, however, that except with respect to Options granted to officers, directors or consultants, in no event shall an Option granted hereunder become vested and exercisable at a rate of less than twenty percent (20%) per year over five (5) years from the date the Option is granted, subject to reasonable conditions, such as continuing to be a service provider.

(b)	No Option may be exercised after the Expiration Date applicable to that Option.

(c)	The exercise of an Option will result in the surrender of any tandem Stock Appreciation Right.

3.5. Post-Exercise Limitations. The Board, in its discretion, may impose such restrictions on shares of Stock acquired pursuant to the exercise of an Option (including stock acquired pursuant to the exercise of a tandem Stock Appreciation Right) as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and such other factors as the Board determines to be appropriate.

3.6. Expiration Date. The “Expiration Date” with respect to an Option means the date established as the Expiration Date by the Board; provided, however, unless determined otherwise by the Board, the Expiration Date with respect to any option shall not be later than the earliest to occur of:

(a)	the ten-year anniversary of the date on which the Option is granted;

(b)	if the Participant’s Date of Termination occurs by reason of the Participant’s death or Disability, the date which is six (6) months after such Date of Termination;

(c)	if the Participant’s Date of Termination occurs by reason of Cause, such Date of Termination; or

(d)	if the Participant’s Date of Termination occurs for reasons other than death, Disability or Cause, the day which is 30 days after such Date of Termination;

provided, however, that to the extent required by applicable securities laws, in the event of a Participant’s termination of service for any reason other than Cause, the Option shall remain exercisable, to the extent exercisable on the Date of Termination, for a period of at least thirty (30) days following the Date of Termination (or six (6) months following the Date of Termination in the case of a termination due to the Participant’s death or Disability). Any portion of an Option that is not vested on the Participant’s Date of Termination shall be forfeited and may not thereafter be exercised.

3.7. Incentive Stock Options. The terms of any Incentive Stock Options granted pursuant to the Plan shall comply with the following additional provisions of this Section 3.7:

(a)	An Incentive Stock Option granted to a 10% Owner shall not be exercisable after the fifth anniversary of the date of grant.

(b)	The aggregate Fair Market Value (determined at the time the Option is granted) of all shares of stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Nonqualified Stock Options.

(c)	The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired upon the exercise of an Incentive Stock Option within (i) two years after the date of grant of such Incentive Stock Option or (ii) one year after the transfer of shares of Stock to the Participant.

(d)	During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

ARTICLE IV

STOCK APPRECIATION RIGHTS

4.1. Definition. Subject to the terms of this Article 4, a Stock Appreciation Right granted under the Plan entitles the Participant to receive, in cash or Stock (as determined in accordance with Section 4.4), value equal to all or a portion of the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) a specified price or, if granted in tandem with an Option, the exercise price with respect to shares under the tandem Option.

4.2. Eligibility. Subject to the provisions of the Plan, the Board shall designate the Participants to whom Stock Appreciation Rights are to be granted under the Plan, shall determine the exercise price with respect to each such Stock Appreciation Right, and shall determine the number of shares of Stock on which each Stock Appreciation Right is based. A Stock Appreciation Right may be granted in tandem with all or any portion of a previously or contemporaneously granted Option or not in tandem with an Option.

4.3. Exercise. The exercise of Stock Appreciation Rights shall be subject to the following:

(a)	If a Stock Appreciation Right is not in tandem with an Option, then the Stock Appreciation Right shall be exercisable in accordance with the terms established by the Board in connection with such rights, and may include, without limitation, conditions relating to completion of a specified period of service or the achievement of performance standards prior to exercise of the Stock Appreciation Rights. However, no Stock Appreciation Right may be exercised by a Participant after the Expiration Date applicable to that Stock Appreciation Right.

(b)	If a Stock Appreciation Right is in tandem with an Option, then the Stock Appreciation Right shall be exercisable at the time the tandem Option is exercisable. The exercise of a Stock Appreciation Right will result in the surrender of the corresponding rights under the tandem Option.

4.4. Settlement of Award. Upon the exercise of a Stock Appreciation Right, the value to be distributed to the Participant, in accordance with Section 4.1, shall be distributed in cash, in shares of Stock (valued at their Fair Market Value at the time of exercise), or in a combination thereof, in the discretion of the Board.

4.5. Post-Exercise Limitations. The Board, in its discretion, may impose such restrictions on shares of Stock acquired pursuant to the exercise of a Stock Appreciation Right as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, and such other factors as the Board determines to be appropriate.

4.6. Expiration Date. If a Stock Appreciation Right is not in tandem with an Option, then the “Expiration Date” for the Stock Appreciation Right shall be the date established as the Expiration Date by the Board; provided, however, unless determined otherwise by the Board, and subject to the following provisions of this Section 4.6, the Expiration Date with respect to any Stock Appreciation Right shall not be later than the earliest to occur of:

(a)	the ten-year anniversary of the date on which the Stock Appreciation Right is granted;

(b)	if the Participant’s Date of Termination occurs by reason of death or Disability, the date which is six (6) months after such Date of Termination;

(c)	if the Participant’s Date of Termination occurs by reason of Cause, such Date of Termination; or

(d)	if the Participant’s Date of Termination occurs for reasons other than death, Disability or Cause, the date which is 30 days after such Date of Termination.

If a Stock Appreciation Right is in tandem with an Option, then the “Expiration Date” for the Stock Appreciation Right shall be the Expiration Date for the related Option. Any portion of a Stock Appreciation Right that is not vested on the Participant’s Date of Termination shall be forfeited and may not thereafter be exercised.

ARTICLE V

RESTRICTED STOCK AND UNIT AWARDS

5.1. Definitions. “Restricted Stock” is a grant of shares of Stock, and a “Restricted Stock Unit” is the grant of the right to receive shares of Stock in the future, with such shares of Stock, or right to future delivery, subject to a risk of forfeiture or other restrictions. The period beginning on the date of grant of Restricted Stock or Restricted Stock Units and ending on the date of vesting of such Stock or units, is referred to as the “Restricted Period.”

5.2. Eligibility; Terms of Awards. The Board shall designate the Participants to whom Restricted Stock or Restricted Stock Units are to be granted, the number of shares of Stock or units that are subject to each such Award, subject to such restrictions, limitations and conditions as the Board, in its sole discretion, deems appropriate, and the purchase price to be paid for such Restricted Stock or Restricted Stock Units, if any; provided, however, that to the extent required to comply with applicable securities laws, the purchase price shall not be less than the purchase price requirements set forth in Section 260.140.42 of Title 10 of the California Code of Regulations.

5.3. Restricted Period. During the Restricted Period with respect to an Award of Restricted Stock, in addition to the other terms and conditions established by the Board, the following terms and conditions shall apply:

(a)	The shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the termination of the applicable Restricted Period. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

(b)	The Participant shall be treated as the owner of shares of Restricted Stock (but not Restricted Stock Units) and shall have the right to vote such shares and shall be entitled to receive all dividends and other distributions paid with respect to the Restricted Stock. If any such dividends or distributions are paid in shares of Stock or other property, such shares or property shall be subject to the same restrictions as the shares of Restricted Stock with respect to which they were paid.

5.4. Removal of Restrictions. Except as otherwise provided in the Plan or an Award Agreement, as soon as practicable after the end of the Restricted Period, the Company shall transfer to the Participant one or more Stock certificates for the appropriate number of shares then vesting, which shall be free from all restrictions except as otherwise provided by the Company in a stockholder or similar agreement in accordance with Section 7.5(c). Restricted Stock Units for which the Restricted Period has ended may be paid in cash, shares of Stock, or any combination thereof, as determined by the Board.

ARTICLE VI

CHANGE IN CONTROL

If a Change in Control occurs and a Participant’s Awards are not converted, assumed or replaced, in a manner consistent with Section 7.3 below, by the surviving or successor entity or its parent or subsidiary in connection with such Change in Control, such Awards shall become fully vested and exercisable, and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Board may cause any and all Awards outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise his or her outstanding Awards during such period of time as the Board, in its sole discretion, shall determine. The Board shall have sole discretion to determine whether an Award has been converted, assumed or replaced by the surviving or successor entity in connection with a Change in Control.

ARTICLE VII

MISCELLANEOUS

7.1. Effective Date. The Plan was originally effective as of March     , 2004 (the “Effective Date”). The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Incentive Stock Options may be granted under the Plan on a date that is more than ten years from the date the Plan is adopted or, if earlier, the date the Plan is approved by stockholders.

7.2. Shares Subject to Plan. The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. Subject to the provisions of Section 7.3 and the following provisions of this Section 7.2, the number of shares of Stock which may be issued with respect to Awards under the Plan shall not exceed 15,866,666 shares in the aggregate. Except as otherwise provided herein, any shares subject to an Award which for any reason expires or is terminated without issuance of shares (whether or not cash or other consideration is paid to a Participant in respect of such shares) shall again be available for Awards under the Plan.

7.3. Adjustments to Shares. In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to shares of Stock or other change in corporate structure or capitalization affecting the Stock, the type and number of shares of Stock which are or may be subject to Awards under the Plan and the terms of any outstanding Awards (including the number of shares subject to the Award and the price, if applicable, at which they may be purchased) shall be equitably adjusted by the Board, in its sole discretion, to preserve the value of the benefits awarded or to be awarded to Participants under the Plan; provided, however, in the event of a Change in Control, the Committee may equitably substitute Awards with respect to the securities of the successor or surviving entity for Awards under the Plan or cancel outstanding Awards, provided that notice of such cancellation is given to Participants and Participants shall either (i) have the right to exercise all Awards prior to the Change in Control, or (ii) receive the cash equivalent value of such cancelled Awards

7.4. Dividend Equivalents. Awards under the Plan may, in the sole discretion of the Board and if provided for in the relevant Award Agreement, earn dividend equivalents. If so provided, then with respect to any such Award which is outstanding on the dividend record date for Stock, the Participant shall be credited with an amount equal to the amount of cash or stock dividends that would have been paid on the shares of Stock covered by such Award had such covered shares been issued and outstanding on such dividend record date. The Board shall establish rules and procedures governing the crediting of dividend equivalents, including, without limitation, the amount, timing, form of payment, and other conditions and restrictions applicable to such dividend equivalents.

7.5. Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)	Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b)	To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Stock, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

(c)	As a condition of transferring any shares of Stock under the Plan, the Board may require that the Participant enter into a stockholder or similar agreement restricting or limiting the Participant’s right to transfer such shares of Stock and such other provisions as the Board deems desirable.

(d)	As a condition of transferring any shares of Stock under the Plan, the Board may require that the Participant provide to the Company such representations and documents as the Board, in its sole discretion, deems necessary or advisable to effect compliance with all applicable laws.

7.6. Withholding. All Awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Board, through the surrender of shares of Stock which the Participant already owns, or to which a Participant is otherwise entitled under the Plan and which have a Fair Market Value equal to the minimum amount required to be withheld based on the statutory withholding rates for federal and state tax purposes that apply to supplemental taxable income; provided that such surrender shall not be permitted if the Board determines it would result in a charge to earnings for financial accounting purposes that would not otherwise have been incurred.

7.7. Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution; provided, however, the Board may permit a Participant to transfer a Nonqualified Stock Option or Restricted Stock Award to the Participant’s immediate family members or to a trust or partnership for the benefit of the Participant or his or her immediate family members, subject to applicable law and such rules and limitations as the Board may establish. To the extent that a Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant.

7.8. Notices. Any notice or document required to be filed with the Board under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Board, in care of the Company, at its principal executive offices. The Board may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

7.9. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the Board at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Board shall require.

7.10. Agreement With Company. At the time of an Award to a Participant under the Plan, the Board may require a Participant to enter into an agreement with the Company (the “Agreement”) in a form specified by the Board, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Board may, in its sole discretion, prescribe.

7.11. Limitation of Implied Rights.

(a)	Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Related Company. Nothing contained in the Plan shall constitute a guarantee by any of the Company or any Related Company that the assets of such companies shall be sufficient to pay any benefits to any person.

(b)	The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which he or she fulfills all service requirements and other conditions for receipt of such rights.

7.12. Benefits Under Qualified Retirement Plans. Awards to a Participant (including the grant and the receipt of benefits) under the Plan shall be disregarded for purposes of determining the Participant’s benefits under any Qualified Retirement Plan.

7.13. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

7.14. Action by Company or Related Company. Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or the rules of any stock exchange) by a duly authorized officer of such company.

7.15. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

7.16. Stockholder Approval of Plan. The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval, provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse prior to the time when the Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve-month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

7.17. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.

7.18. Financial Information. To the extent required by Section 260.140.46 of Title 10 of the California Code of Regulations, the Company shall provide to each Participant and to each individual who acquires shares of Stock pursuant to the Plan, no less frequently than annually during the period such Participant or purchaser has one or more Awards outstanding, and, in the case of an individual who acquires shares pursuant to the Plan, during the period such individual owns such shares, copies of annual financial statements. Notwithstanding the preceding sentence, the Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

7.19. Repurchase Rights. To the extent required to comply with applicable securities laws, any repurchase right with respect to shares covered by Awards under the Plan to a person who is not an officer, director or consultant of the Company or a Related Company shall be upon the following terms: (i) if the repurchase option gives the Company the right to repurchase the shares upon termination as a service provider at not less than the Fair Market Value of the shares to be purchased on the Date of Termination, then (A) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares within ninety (90) days after the Date of Termination (or in the case of shares issued upon exercise of Awards after such Date of Termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant and (B) the right terminates when the shares become publicly traded; and (ii) if the repurchase option give the Company the right to repurchase the shares upon termination as a service provider at the original purchase price of such shares, then (A) the right to repurchase at the original purchase price shall lapse at the rate of at least twenty percent (20%) of the shares per year over five (5) years from the date the Award is granted (without respect to the date on which the Award was exercised or became exercisable) and (B) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares within ninety (90) days of the Date of Termination (or, in the case of shares issued upon exercise of Awards after such Date of Termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant.

ARTICLE VIII

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, provided that, subject to Section 7.3 (relating to certain adjustments to shares), no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), materially adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board. However, without the approval of the Company’s stockholders, no amendment may be made and no action may be taken by the Board which would otherwise require stockholder approval under applicable law, regulation or rule.

ARTICLE IX

DEFINED TERMS

For purposes of the Plan, the terms listed below shall be defined as follows:

(a)	Award. The term “Award” shall mean any award or benefit granted to any Participant under the Plan, including, without limitation, the grant of Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units.

(b)	Board. The term “Board” shall mean the Board of Directors of the Company.

(c)	Cause. The term “Cause”, with respect to any Participant, shall mean, in the reasonable judgment of the Board:

(i)	the willful and continued failure by the Participant to substantially perform his or her duties with the Company and Related Companies (other than any such failure resulting from the Participant’s disability);

(ii)	the willful engaging by the Participant in conduct which is demonstrably injurious to the Company and Related Companies, monetarily or otherwise;

(iii)	the engaging by the Participant in misconduct involving moral turpitude to the extent that the Participant’s credibility and reputation no longer conform to the standard for the Company and Related Companies employees, directors or service providers, as applicable; or

(iv)	the Participant is convicted of a felony.

For purposes of the Plan, no act, or failure to act, on an individual’s part shall be deemed “willful” unless done, or omitted to be done, by the individual not in good faith and without reasonable belief that the individual’s action or omission was in the best interest of the Company or the Related Company, as applicable.

(d)	Change in Control. The term “Change in Control” means the occurrence of one of the following events:

(i)	The purchase or other acquisition by any person, entity or group of persons (within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or any comparable successor provisions), other than a Significant Stockholder or any of its affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally.

(ii)	The consummation of a reorganization, merger, or consolidation of the Company, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company’s then outstanding securities.

(iii)	A liquidation or dissolution of the Company or the sale of all or substantially all of the Company’s assets.

(e)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(f)	Date of Termination. A Participant’s “Date of Termination” shall be the date on which the Participant both ceases to be an employee of the Company and Related Companies and ceases to perform any services for the Company or Related Companies as a director, consultant or otherwise; provided that a Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Related Company approved by the Company or Related Company. If, as a result of a sale or other transaction, the entity for which the Participant provides services ceases to be a Related Company (and such entity is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant’s Date of Termination.

(g)	Disability. Except as otherwise provided by the Board, a Participant shall be considered to have a “Disability” during the period in which he is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Board, is expected to have a duration of not less than 120 days.

(h)	Fair Market Value. The “Fair Market Value” of a share of Stock of the Company as of any date shall be determined as follow:

(i)	if the Stock is not publicly traded as of such date, the value determined in good faith by the Board, in its sole discretion; and

(ii)	if the Stock is publicly traded as of such date, the closing price of the Stock for such date, as reported on the securities exchange or automated quotation system on which the Stock is primarily traded.

(i)	Option. The term “Option” shall mean any Incentive Stock Option or Nonqualified Stock Option granted under the Plan.

(k)	Qualified Retirement Plan. The term “Qualified Retirement Plan” means any plan of the Company or a Related Company that is intended to be qualified under Section 401(a) of the Code.

(l)	Related Companies. The term “Related Company” means any company during any period in which it is a “subsidiary corporation” (as that term is defined in Code Section 424(f)) with respect to the Company.

(m)	Significant Stockholder. The term “Significant Stockholder” means any of The Envestnet Group, Inc., GRP II, L.P., GRP II Partners, L.P., or GRP II Investors, L.P.

(n)	Stock. The term “Stock” shall mean shares of common stock, $0.001 par value, of the Company.